Exhibit 99.1

	Contact:	Greg Eden
508-293-7195
FOR IMMEDIATE RELEASE		eden_greg@emc.com

EMC ANNOUNCES PRELIMINARY

SECOND QUARTER RESULTS

HOPKINTON, Mass – July 10, 2006 – EMC Corporation (NYSE:EMC) today announced preliminary results for the second quarter of 2006. Total consolidated revenue for the second quarter was approximately $2.575 billion, an increase of approximately 10% over the second quarter of last year, but lower than EMC’s previously announced second quarter revenue expectations of at least $2.66 billion. GAAP diluted earnings per share for the second quarter of 2006 are now expected to be $0.12, including a charge of $0.02 per share for stock option expense, an additional $0.02 expense related to amortization of intangible assets and other equity compensation, and a $0.01 tax benefit received during the quarter. The company’s previously announced expectations for second quarter GAAP diluted earnings per share was $0.13.

The primary factors impacting EMC’s performance in the second quarter included a faster-than-anticipated customer transition to the new EMC Symmetrix DMX-3 platform and later-than-expected orders from customers. While product bookings finished strongly for the quarter, up 14% from the same period a year ago, the volume and mix of orders at the end of the quarter prevented EMC from fulfilling all of the customer demand for its Symmetrix systems.

Joe Tucci, EMC Chairman, President and Chief Executive Officer, said, “We received more customer orders than we anticipated very late in June for our new EMC Symmetrix DMX-3 systems, and fewer than anticipated customer orders for our prior-generation Symmetrix DMX-2 systems, and we therefore did not have the right inventory mix to fulfill demand as we closed the quarter. The transition to our new storage platform families is now substantially complete and as we finished the quarter, it was clear that our customers have now completely embraced the new Symmetrix DMX-3 and CLARiiON CX-3 storage platforms. We ended the quarter with healthy margins on our bookings and a backlog that was approximately $100 million larger than planned. If we had been able to fulfill the strong Symmetrix DMX-3 demand and some of the other customer orders had come in a bit earlier, we certainly would have been able to meet our financial targets.”

Tucci continued, “EMC’s newer software businesses showed exceptionally strong results. License revenue from EMC’s subsidiary, VMware, grew year-over-year by more than 70%. EMC’s content management license revenue increased year-over-year by approximately 30%, excluding the impact of the Captiva acquisition. License revenues from EMC Smarts-related software offerings within our resource management business nearly doubled in the quarter, and our back-up and recovery software licenses bounced back nicely with year-over-year revenue growth of approximately 10%. Overall, the second quarter, while not up to our expectations, will show double-digit year-over-year revenue growth on the top line and gross margin improvement over the first quarter.”

Bill Teuber, EMC Vice Chairman and Chief Financial Officer, said, “During the second quarter we spent about $1 billion on our stock buyback program, repurchasing more than 78 million EMC shares. Through the first half of the year the company has repurchased a total of 106 million shares and spent about $1.5 billion including the redemption of convertible debt. We are going to continue to aggressively repurchase our shares in the second half of the year.”

EMC plans to announce complete second quarter results this Friday morning, July 14, 2006, and the company has rescheduled its second quarter earnings conference call for 8:30 a.m. Eastern Time that day. Supporting presentation slides and a live streaming of the conference call audio will be made available at www.EMC.com/earnings.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information management and storage that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

EMC, Smarts, CLARiiON and Symmetrix are registered trademarks of EMC Corporation. VMware is a registered trademark of VMware, Inc. All other trademarks are the property of their respective owners.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) accounting adjustments made during the quarterly close; (ii) adverse changes in general economic or market conditions; (iii) delays or reductions in information technology spending; (iv) risks associated with acquisitions and investments, including the challenges and costs of integration, restructuring and achieving anticipated synergies; (v) competitive factors, including but not limited to pricing pressures and new product introductions; (vi) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (vii) component and product quality and availability; (viii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (ix) insufficient, excess or obsolete inventory; (x) war or acts of terrorism; (xi) the ability to attract and retain highly qualified employees; (xii) fluctuating currency exchange rates; and (xiii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.